Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

Third Quarter 2012 Financial Results

FOR IMMEDIATE RELEASE

Monday, November 12, 2012

LAKE BARRINGTON, IL, November 12, 2012 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the third quarter of 2012 and for the nine month period ended September 30, 2012.

Consolidated net sales for the third quarter of 2012 were $11,786,000 compared to consolidated net sales of $11,731,000 for the third quarter of 2011, an increase of 0.5%. The Company had a net income of $6,000 for the third quarter of 2012 compared to net income of $18,000 for the third quarter of 2011.

For the nine month period ended September 30, 2012, consolidated net sales were $37,410,000 compared to $36,393,000 for the same period in 2011, an increase of 2.8%. For this nine month period in 2012, net income was $317,000 or $0.10 per share (basic and diluted) compared to net income of $329,000, or $0.10 per share (basic and diluted) for the same period of 2011.

Key Factors and Trends

Sales of the Company’s new branded line of vacuum sealing machines, pouches and rolls of film expanded significantly in the third quarter. By the end of the quarter, the Company had installed this line of products in approximately 2,700 retail outlets throughout the United States. Sales of this line in the third quarter were over $2 million compared to sales of open-top pouches and rolls in the third quarter of 2011 in the amount of $1.1 million. For the quarter total sales of pouch products increased 49.5% from $2,424,000 in the third quarter 2011 to $3,625,000 in the third quarter 2012. For the nine months ended September 30, 2012, sales of pouch products increased by 15.2% from $6,284,000 for the nine month period in 2011 to $7,237,000 in the nine month period this year.

With the installation of the vacuum sealer pouch line in 2,700 stores by the end of the third quarter, the Company anticipates a continued increase in the level of sales in this line during the fourth quarter and 2013 compared to prior periods.

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Net sales of foil balloons decreased by 1.9% in the third quarter compared to the same period of 2011, from $4,173,000 to $4,092,000. For the nine month period, sales of foil balloons increased by 2.5% compared to the same period of 2011, from $16,150,000 to $16,557,000.

During the third quarter 2012, the dollar value of latex balloon sales decreased by 10.8% compared to the third quarter of 2011 from $2,961,000 in the third quarter of 2011 to $2,641,000 for the same period of 2012. This decrease is attributable to a decline in the value of the peso with respect to sales denominated in pesos and also to a small decline in Mexico sales by our subsidiary there. The dollar value of latex sales in the nine month period ended September 30, 2012 was up 5.8% compared to the same period of 2011, from $7,782,000 to $8,232,000.

Net sales of film products decreased by 45.8% in the quarter, from $1,907,000 in third quarter 2011 to $1,033,000 in the third quarter this year. For the nine month period net sales of film products were $3,876,000 compared to $5,258,000 for the same period last year, a decrease of 26.3%.

Gross margins increased from 19.3% in the third quarter of 2011 to 22.7% in the third quarter this year. For the nine months ended September 30, 2012, gross margins were 21.7% compared to 18.7% for the same period last year. The increase in gross margins both in the third quarter and the nine month period resulted from (i) sales of pouch products carrying a higher margin level and (ii) declines in the costs of some raw materials.

Operating expenses increased in both the third quarter 2012 and nine months ended September 30, 2012 over the same periods in the prior year. As a percentage of revenues, operating expenses increased from 15.8% of sales in the nine months ended September 30, 2011 to 18.7% of sales for the same period in 2012. This increase in operating expense related principally to expenses incurred in the establishment and marketing of the vacuum sealing machine product line and in sales management expenses relating to that line.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

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CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2012	*December 31, 2011
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $19,000 and $11,000, respectively)	$363,511	$338,523
Accounts receivable, net	7,330,051	7,091,194
Inventories, net	15,045,063	13,338,317
Other current assets (VIE $91,000 and $93,000, respectively)	2,792,050	2,532,935
Total current assets	25,530,675	23,300,969

Property, plant and equipment, net	8,501,646	8,843,909
Other assets	1,607,719	1,470,644

Total Assets	$35,640,040	$33,615,522

Liabilities & Equity
Total current liabilities (VIE $94,000 and $91,000, respectively)	$14,571,450	$17,688,994
Long term debt, less current maturities (VIE $614,000 and $687,000, respectively)	8,800,612	4,171,033
CTI Industries Corporation stockholders' equity	12,369,827	11,860,768
Noncontrolling interest	(101,849)	(105,273)

Total Liabilities & Equity	$35,640,040	$33,615,522

Condensed Consolidated Statements of Operations

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$11,786,226	$11,730,972	$37,409,817	$36,393,391
Cost of sales	9,114,918	9,461,457	29,290,188	29,583,262

Gross profit	2,671,308	2,269,515	8,119,629	6,810,129

Operating expenses	2,402,505	1,945,989	6,995,319	5,738,460

Income from operations.	268,803	323,526	1,124,310	1,071,669

Other (expense) income:
Net Interest expense	(265,257)	(318,601)	(613,247)	(601,842)
Other	5,301	8,630	13,206	34,896

Net income before taxes	8,847	13,555	524,269	504,723

Income tax expense	1,451	12,907	203,726	253,807

Net income	7,396	648	320,543	250,916

Less: Net income (loss) attributable to noncontrolling interest	1,359	(17,471)	3,425	(77,666)

Net income attributable to CTI Industries Corporation	$6,037	$18,119	$317,118	$328,582

Net income applicable to common shares	$6,037	$18,119	$317,118	$328,582

Other Comprehensive Income (Loss)
Foreign currency adjustment	387,275	$(718,290)	88,082	(323,582)
Comprehensive income (loss)	$393,312	$(700,171)	$405,200	$5,000

Basic income per common share	$0.00	$0.01	$0.10	$0.10

Diluted income per common share	$0.00	$0.01	$0.10	$0.10

Dividends per share	$-	$0.05	$-	$0.05

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,214,771	3,138,848	3,208,862	3,138,181

Diluted	3,353,267	3,178,444	3,269,941	3,187,871

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

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